As filed with the Securities and Exchange Commission on July 28, 2020
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OCEANFIRST FINANCIAL CORP.
(Exact Name of Registrant As Specified In Its Charter)

Delaware	22-3412577
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
110 W. Front Street
Red Bank, New Jersey 07701
(Address of Principal Executive Offices)

OCEANFIRST FINANCIAL CORP. 2020 STOCK INCENTIVE PLAN
(Full Title of the Plan)

Christopher D. Maher
Chairman of the Board, President and Chief Executive Officer
OceanFirst Financial Corp.
110 W. Front Street, Red Bank, New Jersey 07701
(Name and Address of Agent For Service)
(732) 240-4500
(Telephone Number, Including Area Code, of Agent for Service)

Copies to
Douglas P. Faucette, Esq.
Daniel P. Weitzel, Esq.
Locke Lord LLP
701 8th Street, N.W.
Suite 700
Washington, D.C. 20001
(202) 220-6963

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-accelerated Filer	☐	Smaller Reporting Company	☐

		Emerging Growth Company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, $0.01 par value per share	2,000,000	$16.11	$32,220,000	$4,182.16

(1)
Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the OceanFirst Financial Corp. 2020 Stock Incentive Plan as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock of OceanFirst Financial Corp. (the “Common Stock”) pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Represents the average of high and low prices for the Common Stock as reported on the Nasdaq Global Select Market as of July 27, 2020, pursuant to Rule 457(c) promulgated under the Securities Act.
(3)	Estimated solely for the purpose of calculating the registration fee.
THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, (THE ”SECURITIES ACT”) AND 17 C.F.R. SECTION 230.462.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*
The documents containing the information for the OceanFirst Financial Corp. 2020 Stock Incentive Plan (the “Plan”) specified by Part I of this Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428. Such documents and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for the Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The Registrant hereby incorporates by reference into this registration statement the documents listed below which have previously been filed with the SEC, to the extent such documents and any exhibits thereto have been filed rather than furnished:
(a) The Annual Report on Form 10-K filed with the SEC by the Registrant (File No. 001-11713) on March 28, 2020.
(b) The Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, filed with the SEC by the Registrant (File No. 001-11713) on May 11, 2020.
(c) The description of the Registrant’s common stock contained in (i) Registrant’s Form 8-A (File No. 001-11713), as filed with the SEC pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”), and Rule 12b-15 promulgated thereunder, on May 8, 1996 and declared effective on May 13, 1996, as incorporated by reference to the Registrant’s Form S-1 (File No. 033-80123), declared effective on May 13, 1996, and (ii) Exhibit 4.0(vi) to the Annual Report on Form 10-K filed with the SEC by the Registrant (File No. 001-11713) on March 28, 2020.
(d) The Registrant’s current reports on Form 8-K, filed with the SEC on July 24, July 24, June 24, May 26, May 7, May 5, May 1, April 30, April 29, April 27, April 24, March 31, March 24, March 18, January 29, January 2, and January 2, 2020.
(e) In addition, each document or report subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement, but prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered by this registration statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be part hereof from the date of filing of such documents.
ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

Item 4.	Description of Securities.
The Common Stock to be offered pursuant to the Plan has been registered pursuant to Section 12(b) of the Exchange Act. Accordingly, a description of the Common Stock is not required herein.

Item 5.	Interests of Named Experts and Counsel.
Not applicable.

Item 6.	Indemnification of Officers and Directors.
Directors and officers of the Registrant are indemnified and held harmless against liability to the fullest extent permissible by the General Corporation Law of the State of Delaware as it currently exists or as it may be amended provided any such amendment provides broader indemnification provisions than currently exist. This indemnification applies to the Board of Directors who administer the Plan.
In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles 10 and 11 of the Registrant’s Restated Certificate of Incorporation provide as follows:
ARTICLE TENTH:
A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.
B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.
C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Directors who are not party to such action, a committee of such Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Directors who are not party to such action, a committee of such Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Directors or otherwise.
E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.
F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.
ARTICLE ELEVENTH:
A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

Item 7.	Exemption From Registration Claimed.
None.

Item 8.	Exhibits.

4.1	Specimen Stock Certificate of OceanFirst Financial Corp. (formerly known as Ocean Financial Corp.)(1)

4.2	OceanFirst Financial Corp. 2020 Stock Incentive Plan (2)

5.1	Opinion of Locke Lord LLP re: Legality

23.1	Consent of KPMG

23.2	Consent of Locke Lord LLP (included in Exhibit 5.1)

24.1	Power of Attorney (contained on signature page)

(1)	Incorporated by reference herein from Exhibit 4.1 of the Registrant’s Form S-1 (File No. 33-80123), as amended, filed with the SEC December 7, 1995.
(2)	Incorporated hereto by reference to Appendix A to the Proxy Statement on Form DEF 14A (File No. 001-11713) filed with the SEC on April 22, 2020.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:
A.    (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.    That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Red Bank, New Jersey on the 28th day of July, 2020.

OCEANFIRST FINANCIAL CORP.

By:	/s/ Christopher D. Maher
Christopher D. Maher
Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Christopher D. Maher and Michael J. Fitzpatrick and each of them with power to act without the other, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including, without limitation, post-effective amendments) to this registration statement, and to file the same, or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Christopher D. Maher Christopher D. Maher	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	July 28, 2020
/s/ Michael J. Fitzpatrick Christopher D. Maher	Executive Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	July 28, 2020
/s/ Angelo Catania Angelo Catania	Director	July 28, 2020
/s/ Anthony R. Coscia Anthony R. Coscia	Director	July 28, 2020
/s/ Michael D. Devlin Angelo Catania	Director	July 28, 2020
/s/ Jack M. Farris Jack M. Farris	Director	July 28, 2020
/s/ Kimberly M. Guadagno Kimberly M. Guadagno	Director	July 28, 2020
/s/ Nicos Katsoulis Nicos Katsoulis	Director	July 28, 2020
/s/ John K. Lloyd John K. Lloyd	Director	July 28, 2020
/s/ William D. Moss William D. Moss	Director	July 28, 2020
/s/ Joseph M. Murphy, Jr. Joseph M. Murphy, Jr.	Director	July 28, 2020
/s/ Steven M. Scopellite Steven M. Scopellite	Director	July 28, 2020
/s/ Grace C. Torres Grace C. Torres	Director	July 28, 2020
/s/ Grace Vallacchi Grace Vallacchi	Director	July 28, 2020
/s/ John E. Walsh John E. Walsh	Director	July 28, 2020

INDEX TO EXHIBITS

Exhibit Number
4.1	Specimen Stock Certificate of OceanFirst Financial Corp. (formerly known as Ocean Financial Corp.)(1)

4.2	OceanFirst Financial Corp 2020 Stock Incentive Plan (2)

5.1	Opinion of Locke Lord LLP re: Legality

23.1	Consent of KPMG

23.2	Consent of Locke Lord LLP (included in Exhibit 5.1)

24.1	Power of Attorney (contained on signature page)

(1)	Incorporated by reference herein from Exhibit 4.1 of the Registrant’s Form S-1 (File No. 33-80123), as amended, filed with the SEC December 7, 1995.
(2)	Incorporated hereto by reference to Appendix A to the Proxy Statement on Form DEF 14A (File No. 001-11713) filed with the SEC on April 22, 2020.